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                                                                    EXHIBIT 21.1

         SUBSIDIARIES OF TUMBLEWEED COMMUNICATIONS CORP. AS OF 03/30/00

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
SUBSIDIARY                                 DATE OF INCORPORATION     COUNTRY
----------                                 ---------------------     -------
Tumbleweed Communications Ltd.                   02/23/99          U.K.

Tumbleweed Communications GmbH                   05/21/99          Germany

Tumbleweed Communications S.A.                   05/25/99          France

Tumbleweed Communications Aktiebolag (AB)        03/14/00          Sweden

Tumbleweed Communications BV                     03/23/00          Netherlands

Tumbleweed Communications Pty. Ltd.              01/20/00          Australia

Tumbleweed Communications K.K.                   10/27/98          Japan
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